Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
85 Oxford Drive Moonachie, NJ 07074

CONTACT:	Emerson Radio Corp. or:	Investor Relations:
	Greenfield Pitts Chief Financial Officer (212) 897-5441	Robert Maffei Investor Relations Manager (973) 428-2098
Wednesday, July 14, 2010
EMERSON RADIO CORP. REPORTS FISCAL 2010 FOURTH QUARTER AND FULL YEAR RESULTS
MOONACHIE, N.J. — July 14, 2010 — Emerson Radio Corp. (NYSE AMEX: MSN) today reported financial results for its fourth quarter and full year ended March 31, 2010.
Net revenues for the fourth quarter of fiscal 2010 increased $8.4 million, or 19.5%, to $51.5 million as compared to net revenues in the fourth quarter of fiscal 2009 of $43.2 million, and net revenues for fiscal year 2010 increased $6.4 million, or 3.2%, to $207.0 million as compared to net revenues of $200.6 million during fiscal 2009. The increase in net revenues for both the fourth quarter of fiscal 2010 as compared to the prior year and the fiscal year 2010 versus fiscal year 2009 was primarily due to increased sales of microwave ovens, partially offset by decreased sales of audio and themed products
Operating income for the fourth quarter of fiscal 2010 was $4.3 million compared to an operating loss of $2.9 million for the fourth quarter of fiscal 2009 an improvement of $7.2 million. Operating income for fiscal year 2010 was $13.8 million compared to an operating loss of $4.4 million for fiscal 2009, an improvement of $18.2 million. The increase in the fourth quarter year-over-year operating income was primarily due to the higher net revenues, partially offset by higher costs. The increase in the fiscal year 2010 year-over-year operating income was primarily due to lower costs coupled with the higher net revenues.

Net income from continuing operations for the fourth quarter of fiscal 2010 was $3.6 million or $0.13 per diluted share compared to a net loss from continuing operations of $2.2 million, or $0.08 per diluted share, for the fourth quarter of fiscal 2009, an improvement of $5.8 million or $0.21 per diluted share. Net income from continuing operations for fiscal year 2010 was $11.4 million or $0.42 per diluted share compared to a net loss from continuing operations of $4.2 million, or $0.16 per diluted share, for the same period in fiscal 2009, an improvement of $15.6 million, or $0.58 per diluted share.
Greenfield Pitts, Executive Vice President and Chief Financial Officer of Emerson Radio, stated “We are pleased that fiscal 2010’s financial results reflect our efforts during the year to restructure the Company’s operations and reduce its cost structure, to expand the housewares product category and to explore new licensing opportunities. Moving forward, we will continue focusing on strategic and profitable revenue generation, as well as continually monitoring costs and identifying further operating efficiencies.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, sources, imports and markets a variety of home appliance and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three Months		Twelve Months
	Ended		Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net revenues
Net revenues	$51,549	$43,157	$206,960	$200,581
Net revenues-related party	—	—	—	15

	51,549	43,157	206,960	200,596

Costs and expenses:
Cost of sales	42,861	41,912	175,463	182,346
Other operating costs and expenses	571	993	3,134	5,762
Selling, general and administrative expenses	3,769	3,108	14,598	16,889

	47,201	46,013	193,195	204,997

Operating income (loss)	4,348	(2,856)	13,765	(4,401)

Other (expense) income:
Interest income (expense), net	(45)	18	(24)	245
Unrealized holding (loss) on trading securities	—	(356)	—	(787)
Realized gains on trading securities	—	47	—	670

Income (loss) before income taxes	4,303	(3,147)	13,741	(4,273)
Provision (benefit) for income taxes	728	(938)	2,371	(90)

Income (loss) from continuing operations	3,575	(2,209)	11,370	(4,183)
Loss from discontinued operations, net of tax benefit	—	(277)	(55)	(634)

Net income (loss)	$3,575	($2,486)	$11,315	($4,817)

Basic net income (loss) per share:
Continuing operations	0.13	(0.08)	0.42	(0.16)
Discontinued operations	—	(0.01)	—	(0.02)

	0.13	(0.09)	0.42	(0.18)
Diluted net income (loss) per share:
Continuing operations	0.13	(0.08)	0.42	(0.16)
Discontinued operations	—	(0.01)	—	(0.02)

	0.13	(0.09)	0.42	(0.18)

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,132	27,130	27,131	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2010	March 31, 2009

Cash and cash equivalents	$15,051	$22,518
Restricted cash	1	3,025
Accounts receivable, net	20,350	15,970
Due from affiliates	—	78
Inventory, net	10,952	20,691
Deferred tax assets	3,383	4,872
Other current assets	1,773	3,777

Total current assets	51,510	70,931
Property, plant and equipment, net	3,131	1,139
Investments in marketable securities	6,031	6,031
Other assets	8,584	7,943

Total assets	$69,256	$86,044

Current liabilities	27,594	26,098
Long-term borrowings	201	59
Other long term debt	119	87
Shareholders’ equity	41,342	59,800

Total liabilities and equity	$69,256	$86,044